Exhibit 4.1

SECURED TERM NOTE

FOR VALUE RECEIVED, each of TRUE NORTH ENERGY CORPORATION, a Nevada corporation (“TNEC”), and ICF ENERGY CORPORATION, a Texas corporation (“ICF”, and together with TNEC, each a “Company” and collectively the “Companies”), hereby jointly and severally, promises to pay to Valens Offshore SPV II, Corp. c/o Valens Capital Management, LLC, 335 Madison Avenue, 10th Floor, New York, New York 10017, Fax: 212-581-5037 (the “Holder”) or its registered assigns or successors in interest, the sum of One Million Eight Hundred Seventy-Four Thousand Five Hundred Ninety-Six Dollars ($1,874,596), together with any accrued and unpaid interest hereon, on September 18, 2010 (the “Maturity Date”) if not indefeasibly sooner paid in full.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement (as amended, modified and/or supplemented from time to time, the “Purchase Agreement”) dated as of the date hereof among the Companies, the Holder, any other Purchasers thereunder and Valens U.S. SPV I, LLC, as agent for the Purchasers.

The following terms shall apply to this Secured Term Note (this “Note” ):

ARTICLE I

CONTRACT RATE AND AMORTIZATION

1.1 Contract Rate. Subject to Sections 3.2 and 4.10, interest payable on the outstanding principal amount of this Note (the “Principal Amount”) shall accrue at a rate per annum equal to thirteen percent (13.0%) (the “Contract Rate”). Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on October 1, 2007, on the first business day of each consecutive calendar month thereafter through and including the Maturity Date, and on the Maturity Date, whether by acceleration or otherwise.

1.2 Contract Rate Payments. The Contract Rate shall be calculated on the last business day of each calendar month hereafter until the Maturity Date and shall be subject to adjustment as set forth herein.

1.3 Principal Payments. Amortizing payments of the Principal Amount shall be jointly and severally made by the Companies on October 1, 2007 and on the first business day of each succeeding month thereafter through and including the Maturity Date (each, an “Amortization Date”). Commencing on the first Amortization Date, the Companies shall, jointly and severally, make monthly payments to the Holder on each Amortization Date in an amount equal to the applicable Amortization Amount (which shall include any accrued and unpaid interest on such portion of the Principal Amount) plus any and all other unpaid amounts which are then owing under this Note, the Purchase Agreement and/or any other Related Agreement (collectively, the “Monthly Amount”). Any outstanding Principal Amount together with any accrued and unpaid interest and any and all other unpaid amounts which are then owing by any Company to the Holder under this Note, the Purchase Agreement and/or any other Related Agreement shall be due and payable on the Maturity Date. For purposes of this Section, the term “Amortization Amount” shall mean (a) for each Amortization Date during the period commencing on the date hereof and ending on the one-year anniversary of the date hereof (the “Anniversary Date”), an amount equal to the greater of (i) $100,000 and (ii) sixty percent (60%) of the Net Revenue (the “Net Revenue Amount”) relating to all oil and gas properties of ICF (collectively, the “Oil and Gas Properties”) for the calendar month immediately preceding the applicable Amortization Date and (b) for each Amortization Date thereafter, an amount equal to the greater of (i) $100,000 and (ii) eighty percent (80%) of the Net Revenue Amount relating to the Oil and Gas Properties for the calendar month immediately preceding the applicable Amortization Date, provided, however, such percentage shall increase to one hundred percent (100%) upon the occurrence and during the continuance of an Event of Default. The term “Net Revenue” shall mean the gross proceeds paid to ICF in respect of oil, gas and/or other hydrocarbon production in which it has an interest whether or not such proceeds are remitted to the lockbox account and/or any other blocked account established by any Company in connection with the transactions contemplated hereby net of, in each case, with respect to the period for which such Net Revenue relates, the reasonable ordinary day to day expenses associated with ICF’s operation of the leases, wells and equipment, including pumping fuel, lube, water, chemicals, materials, wireline, labor, maintenance, routine production equipment replacement, repairs, routine workover costs to maintain production from an existing completed well, royalty, overriding royalty, insurance, third-party engineering, salt water disposal, processing fees, environmental and disposal, transportation, government regulations, supplies, severance tax, outside operating expenditures and ad valorem tax, to the extent, and only the extent, properly allocated to the operation of the Oil and Gas Properties and chargeable to ICF or TNEC under the accounting procedures contained in applicable operating agreements, excluding, however, any capital expenditures, in each case using accounting practices and procedures ordinary and customary in the oil and gas industry, all of which shall be subject to the Holder’s approval which shall be provided in the exercise of the Holder’s reasonable discretion based on such supporting documentation from the Companies as the Holder shall reasonably request. Once the Amortization Amount has been paid on each Amortization Date, the balance of the Net Revenue Amount relating to the Oil and Gas Properties for the calendar month immediately preceding the applicable Amortization Date shall be available to ICF and/or TNEC.

ARTICLE II

OPTIONAL PREPAYMENT

2.1 The Companies may, jointly and severally, prepay this Note at any time, in whole or in part, without any prepayment penalty. The Note may be prepaid in full by paying to the Holder a sum of money equal to one hundred percent (100%) of the unpaid Principal Amount of the Note, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under the Note, the Purchase Agreement or any other Related Agreement. This Note may be prepaid in part by paying to the Holder a sum of money equal to the portion of the Note to be prepaid, which prepayment shall be applied to the unpaid Principal Amount of the Note, accrued but unpaid interest thereon or to other sums due to Holder arising under the Note, the Purchase Agreement or any other Related Agreement, as directed by Holder.

ARTICLE III

EVENTS OF DEFAULT

3.1 Events of Default. The occurrence of any of the following events set forth in this Section 3.1 shall constitute an event of default (“Event of Default”) hereunder:

(a) Failure to Pay. Any Company fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or any Company fails to pay any of the other Obligations (under and as defined in any Security Document) when due, and, in any such case, such failure shall continue for a period of three (3) days following the date upon which any such payment was due.

(b) Breach of Covenant. Any Company or any of its Subsidiaries breaches any covenant or any other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of fifteen (15) days after the occurrence thereof.

(c) Breach of Representations and Warranties. Any representation, warranty or statement made or furnished by any Company or any of its Subsidiaries in this Note, the Purchase Agreement or any other Related Agreement shall at any time be false or misleading in any material respect on the date as of which made or deemed made.

(d) Default Under Other Agreements. The occurrence of any default (or similar term) in the observance or performance of any other agreement or condition relating to any indebtedness or contingent obligation, of any Company or any of its Subsidiaries (including, without limitation, the indebtedness evidenced by the Subordinated Debt Documentation) beyond the period of grace (if any), the effect of which default is to cause, or permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such contingent obligation to cause, such indebtedness to become due prior to its stated maturity or such contingent obligation to become payable;

(e) Material Adverse Effect. Any change or the occurrence of any event which could reasonably be expected to have a Material Adverse Effect;

(f) Bankruptcy. Any Company or any of its Subsidiaries shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, without challenge within ten (10) days of the filing thereof, or failure to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

(g) Judgments. Attachments or levies in excess of $75,000 in the aggregate are made upon any Company’s or any of its Subsidiaries’ assets or a judgment is rendered against any Company’s or any Company’s Subsidiary’s property involving a liability of more than $75,000 which shall not have been vacated, discharged, stayed or bonded within thirty (30) days from the entry thereof;

(h) Insolvency. Any Company or any of its Subsidiaries shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

(i) Change of Control. A Change of Control (as defined below) shall occur with respect to any Company, unless Holder shall have expressly consented to such Change of Control in writing. A “Change of Control” shall mean any event or circumstance as a result of which (i) any “Person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act, as in effect on the date hereof), other than the Holder, is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the then outstanding voting equity interest of any Company (other than a “Person” or “group” that beneficially owns 35% or more of such outstanding voting equity interests of such Company on the date hereof), (ii) the Board of Directors of any Company shall cease to consist of a majority of such Company’s board of directors on the date hereof (or directors appointed by a majority of the board of directors in effect immediately prior to such appointment) or (iii) any Company or any of its Subsidiaries merges or consolidates with, or sells all or substantially all of its assets to, any other person or entity;

(j) Indictment; Proceedings. The indictment or threatened indictment of any Company or any of its Subsidiaries or any executive officer of any Company or any of its Subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceeding against any Company, any Subsidiary of any Company or any executive officer of any Company or any of its Subsidiaries, pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of any of the property of any Company or any of its Subsidiaries; or

(k) The Purchase Agreement and Related Agreements. (i) An Event of Default shall occur under and as defined in the Purchase Agreement or any other Related Agreement, (ii) any Company or any of its Subsidiary shall breach any term or provision of the Purchase Agreement or any other Related Agreement in any material respect and such breach, if capable of cure, continues unremedied for a period of fifteen (15) days after the occurrence thereof, (iii) any Company or any of its Subsidiary attempts to terminate, challenges the validity of, or its liability under, the Purchase Agreement or any Related Agreement, (iv) any proceeding shall be brought by any Person other than the Holder to challenge the validity, binding effect of the Purchase Agreement or any Related Agreement or (v) the Purchase Agreement or any Related Agreement ceases to be a valid, binding and enforceable obligation of any Company or any of its Subsidiary (to the extent such persons or entities are a party thereto).

3.2 Default Interest. Following the occurrence and during the continuance of an Event of Default, the Companies shall, jointly and severally, pay additional interest on the outstanding principal balance of this Note in an amount equal to two percent (2%) per month, and all outstanding obligations under this Note, the Purchase Agreement and each other Related Agreement, including unpaid interest, shall continue to accrue interest at such additional interest rate from the date of such Event of Default until the date such Event of Default is cured or waived.

3.3 Default Payment. Following the occurrence and during the continuance of an Event of Default, the Holder, at its option, may demand repayment in full of all obligations and liabilities owing by each Company to the Holder under this Note, the Purchase Agreement and/or any other Related Agreement and/or may elect, in addition to all rights and remedies of the Holder under the Purchase Agreement and the other Related Agreements and all obligations and liabilities of each Company under the Purchase Agreement and the other Related Agreements, to require the Companies, jointly and severally, to make a Default Payment (“Default Payment”). The Default Payment shall be one hundred twenty-five percent (125%) of the outstanding principal amount of the Note, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable hereunder. The Default Payment shall be applied first to any fees due and payable pro rata, based on outstanding Principal Amounts, to the Holder and the other Purchasers pursuant to the Notes, the Purchase Agreement, and/or the other Related Agreements, then to accrued and unpaid interest due on this Note and then to the outstanding principal balance of the Notes. The Default Payment shall be due and payable immediately on the date that the Holder has demanded payment of the Default Payment pursuant to this Section 3.3.

ARTICLE IV

MISCELLANEOUS

4.1 Issuance of New Note. Upon any partial redemption of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Companies to the Holder for the principal balance of this Note and interest which shall not have been paid as of such date. Subject to the provisions of Article III of this Note, the Companies shall not pay any costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

4.2 Cumulative Remedies. The remedies under this Note shall be cumulative.

4.3 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.4 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Companies at the address provided for such Company in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for the Holder, with a copy to Valens Capital Management, LLC, Attn: Portfolio Services, 335 Madison Avenue, 10th Floor, New York, New York 10017, facsimile number (212) 581-5037, or at such other address as any Company or the Holder may designate by ten days advance written notice to the other parties hereto.

4.5 Amendment Provision. The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.

4.6 Assignability. This Note shall be jointly and severally binding upon the Companies and their respective successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. No Company may assign any of its obligations under this Note without the prior written consent of the Holder, any such purported assignment without such consent being null and void.

4.7 Cost of Collection. In case of any Event of Default under this Note, the Companies shall, jointly and severally, pay to the Holder the Holder’s reasonable costs of collection, including reasonable attorneys’ fees.

4.8 Governing Law, Jurisdiction and Waiver of Jury Trial.

(a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b) EACH COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN SUCH COMPANY, ON THE ONE HAND, AND THE HOLDER, ON THE OTHER HAND, PERTAINING TO THIS NOTE OR ANY OF THE OTHER RELATED AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE OR ANY OF THE RELATED AGREEMENTS; PROVIDED, THAT EACH COMPANY ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE THE HOLDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE HOLDER. EACH COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH COMPANY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH COMPANY AT THE ADDRESS SET FORTH IN THE PURCHASE AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH COMPANY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

(c) EACH COMPANY DESIRES THAT ITS DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH COMPANY HERETO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE HOLDER AND/OR SUCH COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

4.9 Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

4.10 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum rate shall be credited against amounts owed by the Companies to the Holder and thus refunded to the Companies.

4.11 Security Interest and Mortgages. The Holder has been granted a security interest (a) in certain assets of the Companies as more fully described in the Security Documents, (b) in the equity interests of TNEC in ICF pursuant to the Stock Pledge Agreement and (c) certain oil and gas properties pursuant to one or more mortgages dated as of the date hereof.

4.12 Construction; Counterparts. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other. This Note may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to constitute one agreement. It is understood and agreed that if facsimile copies of this Note bearing facsimile signatures are exchanged between the parties hereto, such copies shall in all respects have the same weight, force and legal effect and shall be fully as valid, binding, and enforceable as if such signed facsimile copies were original documents bearing original signature.

4.13 Registered Obligation. This Note is intended to be a registered obligation within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i) and the Companies (or their agent) shall register this Note (and thereafter shall maintain such registration) as to both principal and any stated interest. Notwithstanding any document, instrument or agreement relating to this Note to the contrary, transfer of this Note (or the right to any payments of principal or stated interest thereunder) may only be effected by (a) surrender of this Note and either the reissuance by the Companies of this Note to the new holder or the issuance by the Companies of a new instrument to the new holder, or (b) transfer through a book entry system maintained by the Companies (or their agent), within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i)(B).

4.14 Right to Sue. The Companies are each personally obligated and fully liable for the amounts due under this Note. The Holder has the right to sue the Companies on this Note and obtain a personal judgment against the Companies for the satisfaction of the amount due under this Note, either before or after judicial foreclosure of any Deed of Trust which is security for this Note under, among other things, A.S. Sections 09.45.170 - 09.45.220.

[Signatures Follow This Page]

IN WITNESS WHEREOF, the Companies have caused this Secured Term Note to be signed in their respective names effective as of this 18th day of September 2007.

TRUE NORTH ENERGY CORPORATION

By:	/s/ John I. Folnovic
Name: John I. Folnovic
Title: President and CEO

ICF ENERGY CORPORATION

By:	/s/ John I. Folnovic
Name: John I. Folnovic
Title: President and CEO

WITNESS:
/s/ John Metzger